UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2005

WYETH

(Exact name of registrant as specified in its charter)

Delaware	1-1225	13-2526821
(State or other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, N.J.		07940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 973-660-5000

Not Applicable

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

        Adoption of 2005 Stock Incentive Plan

        On April 21, 2005, Wyeth stockholders approved the 2005 Stock Incentive Plan, as adopted by the Board of Directors on March 3, 2005 (the “2005 Plan”). The 2005 Plan provides for the Company to grant employee stock options and restricted stock awards to officers and other key employees, as determined by the Compensation and Benefits Committee of the Board of Directors (the “Committee”). The maximum number of shares that may be issued under the 2005 Plan is 45 million shares, including a maximum of 6 million shares that may be subject to restricted stock awards (although shares subject to options or restricted stock forfeited to the Company may be reused).

        Reference is made to the proxy statement for Wyeth’s 2005 Annual Meeting of Stockholders for a more complete description of the 2005 Plan. The descriptions of the 2005 Plan are qualified in their entirety by the text of the 2005 Plan, which is filed herewith as Exhibit 10.

         Stock Option Grants

        On April 21, 2005, the Committee made grants under the 2005 Plan of non-qualified employee stock options to, among other executive officers and employees, the executive officers named in Wyeth’s 2005 proxy statement (the “Named Executive Officers”) that will vest annually in one third increments over three years, each with a ten-year option term. These options are transferable to immediate family members (or to a trust or other entity solely for their benefit) for estate planning purposes. The option price for these grants (the fair market value on the date of grant) is $43.57. Individual grants to the Named Executive Officers were as follows:

Name

Robert Essner
Chairman, President and
Chief Executive Officer

Bernard J. Poussot
Executive Vice President

Kenneth J. Martin
Executive Vice President and
Chief Financial Officer

Robert R. Ruffolo, Jr.
Senior Vice President

Joseph M. Mahady
Senior Vice President
Number of Securities Underlying Options Granted (#) 432,000 138,000 138,000 115,000 103,000

        Performance Share Awards

        On April 21, 2005, the Committee made grants under the 2005 Plan of performance share awards (as described below) to, among other executive officers and employees, the Named Executive Officers as follows:

Name Robert Essner Bernard J. Poussot Kenneth J. Martin Robert R. Ruffolo, Jr. Joseph M. Mahady	Performance Share Awards (in Units) 180,000 55,000 55,000 43,000 38,000

        These performance share awards are composed of units that may convert to a number of shares of common stock (one share per unit at target) based upon the percentage of the earnings per share (EPS) target achieved for the 2007 performance year. Before March 1, 2007, the Committee will adopt a performance graph setting EPS targets for the 2007 performance year. In early 2008, the Committee will use the actual EPS achieved for 2007 to determine what percentage of the target awards has been earned (which will range from 0% to 200% of the target awards). In the event that less than 100% of an award is earned, the unearned portion up to 100% will remain eligible for conversion if our total shareholder return for the performance years 2007-2009 ranks in the top three when compared to that of the peer group listed in the Wyeth proxy statement (this group may be amended in the Committee’s discretion due to mergers, consolidations or other appropriate circumstances). The executive would forfeit any unearned portion of an award upon termination of employment for any reason other than death, disability or retirement (in which events the units will be converted based upon satisfaction of the performance criteria). The Named Executive Officers will have the option to defer receipt of the common stock underlying performance share awards, if earned, whereupon they would be held in Wyeth’s restricted stock trust, until death, disability or retirement. The shares held under the restricted stock trust are subject to the claims of Wyeth’s general creditors under federal and state law in the event of insolvency of Wyeth.

        Forms of Agreements Adopted

        On April 21, 2005, the Committee adopted forms of agreements that will be used to grant (i) non-qualified stock options to executive officers (including the Named Executive Officers) in accordance with the terms described above, (ii) performance share awards to executive officers (including the Named Executive Officers) in accordance with the terms described above, and (iii) a restricted stock unit award subject to three year cliff vesting (with optional deferral) to one executive officer (who is not a Named Executive Officer).

        Stock Option Grant to Wyeth’s Directors

        Under the terms of Wyeth’s Stock Option Plan for Non-Employee Directors, each director received 4,000 non-qualified stock options that have a ten-year term and will become exercisable following the 2006 Annual Meeting (or, if later, after two years of Board service). These options are transferable to immediate family members (or to a trust or other entity solely for their benefit) for estate planning purposes. The option price for these grants (the fair market value on the date of grant) is $43.57.

Item 9.01 Financial Statements and Exhibits

(c)     Exhibits.

           10       2005 Stock Incentive Plan, as adopted by stockholders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2005	WYETH
By: /s/ Kenneth J. Martin
Name: Kenneth J. Martin
Title: Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.     Description

      10               2005 Stock Incentive Plan, as adopted by stockholders.